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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number: 333-17827-01

                                 ISP CHEMCO INC.
             (Exact name of registrant as specified in its charter)

                         300 DELAWARE AVENUE, SUITE 300
                              WILMINGTON, DE 19801
                              TEL.: (302) 427-5818
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2011
            (Title of each class of securities covered by this Form)

                                      NONE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [_]               Rule 12h-3(b)(1)(i)    [X]
      Rule 12g-4(a)(1)(ii)  [_]               Rule 12h-3(b)(1)(ii)   [_]
      Rule 12g-4(a)(2)(i)   [_]               Rule 12h-3(b)(2)(i)    [_]
      Rule 12g-4(a)(2)(ii)  [_]               Rule 12h-3(b)(2)(ii)   [_]
                                              Rule 15d-6             [_]

Approximate number of holders of record as of the certification or notice date:  4

Pursuant to the requirements of the Securities Exchange Act of 1934, ISP Chemco Inc., ISP Chemicals Inc., ISP Minerals Inc. and ISP Technologies Inc. have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

Date: February 16, 2006              By:         /s/ Sunil Kumar
                                                 -------------------------------
                                         Name:   Sunil Kumar
                                         Title:  Chief Executive Officer and
                                                 President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC2069 (12-04)     PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                    CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
                    THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                          ADDITIONAL REGISTRANTS

-------------------------------- ---------------------- -------------------------- -----------------------------------
                                    STATE OR OTHER                                   ADDRESS, INCLUDING ZIP CODE AND
                                    JURISDICTION OF        REGISTRATION              TELEPHONE NUMBER, INCLUDING AREA
EXACT NAME OF REGISTRANT AS         INCORPORATION OR       NO./I.R.S. EMPLOYER       CODE, OF REGISTRANT'S PRINCIPAL
SPECIFIED IN ITS CHARTER            ORGANIZATION           IDENTIFICATION NO.        EXECUTIVE OFFICES
-------------------------------- ---------------------- -------------------------- -----------------------------------
      ISP Chemicals Inc.               Delaware               333-70144-08/            Route 95 Industrial Area
                                                               22-3807357                      P.O. 37
                                                                                        Calvert City, KY 42029
                                                                                            (270) 395-4165
-------------------------------- ---------------------- -------------------------- -----------------------------------
      ISP Minerals Inc.                Delaware               333-70144-07/           34 Charles Street Hagerstown,
                                                               22-3807370                       MD  21740
                                                                                             (301) 733-4000
-------------------------------- ---------------------- -------------------------- -----------------------------------
      ISP Technologies Inc.            Delaware               333-70144-09/          4501 Attwater Avenue and State
                                                               22-3807372                     Highway 146
                                                                                          Texas City, TX 77590
                                                                                             (409) 945-3411
-------------------------------- ---------------------- -------------------------- -----------------------------------